Exhibit 10.18

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

COLLABORATION & LICENSE AGREEMENT

DATED AS OF OCTOBER 9th, 2018

BY AND BETWEEN

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

AND

BIONTECH RNA PHARMACEUTICALS GMBH

-i-

(continued)

-ii-

COLLABORATION & LICENSE AGREEMENT

This Collaboration & License Agreement (this “Agreement”) is dated as of October 9th 2018 (the “Effective Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and BioNTech RNA Pharmaceuticals GmbH, a German corporation having its principal office at An der Goldgrube 12, 55131 Mainz, Germany (“Licensee”). Penn and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Licensee is a biopharmaceutical company with expertise in the development, manufacture and commercialization of mRNA vaccines, including RNA synthesis, formulation and GMP manufacturing;

WHEREAS, Penn, through Dr. Drew Weissman and the Weissman Laboratory, have technology and expertise in RNA synthesis and purification, immunogen discovery and development, and the use of mRNA as prophylactic vaccines against infectious diseases; and

WHEREAS, the Research Program contemplated by this Agreement is of mutual interest to Licensee and Penn and furthers the educational, scholarship and research objectives of Penn as a nonprofit, tax-exempt, educational institution, and may benefit Licensee and Penn through the creation or discovery of new inventions and the development and commercialization of Products (as defined below).

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Acceptance Criteria” means the target criteria set forth in the Research Plan with respect to the development of any Product; provided that on an Indication-by-Indication basis these criteria shall be deemed to have been achieved no later than upon completion of an IND-ready data package for such Product for such Indication.

1.2	“Accounting Standards” means the United States generally accepted accounting principles applied on a consistent basis (GAAP) or the International Financial Reporting Standards (IFRS).

1.3

“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting securities of such entity, or by contract or otherwise.

1.4	“Arbitration Rules” has the meaning as set forth in Section 11.10(b).

1.5	“BioNTech Background IP” means the BioNTech Background Patents and the BioNTech Background Know-How.

1.6

“BioNTech Background Know-How” means Know-How that (i) is Controlled by Licensee and/or its Affiliates as of the Effective Date or thereafter during the Research Term and (ii) is necessary or reasonably useful for the research, development, manufacturing, use or exploitation of any Product.

1.7	“BioNTech Background Patents” means the Patent Rights that are listed on Exhibit A, and any Patent Rights issuing therefrom.

1.8	“BioNTech Foreground IP” means the BioNTech Foreground Patents and the BioNTech Foreground Know-How.

1.9	“BioNTech Foreground Patents” means any Patent Rights solely conceived or conceived and reduced to practice by Licensee or its subcontractors under the Research Program.

1.10	“BioNTech Foreground Know-How” means Know-How solely developed by Licensee or its subcontractors under the Research Program.

1.11	“BioNTech Materials” means any biological or chemical materials Controlled by Licensee and provided to Penn under this Agreement.

1.12

“BioNTech Patent Family” means Patent Rights that (i) are related to each other through priority claims, (ii) claim or cover one or more Licensed Product or the manufacturing or use thereof, (iii) are Controlled by Licensee and (iv) excludes Penn Patent Rights.

1.13

“BLA” means an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a Biologics License Application or New Drug Application submitted to the FDA, (b) a Marketing Authorization Application (“MAA”) in the European Union, (c) any equivalent or comparable application, registration or certification in any other country or region, or (d) any successor applications or procedures, supplements or amendments that may be submitted with respect to the foregoing.

1.14	“Calendar Quarter” mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year.

1.15	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.16

“cGLP” means the current good laboratory practice regulations promulgated by the FDA, published at 21 C.F.R. § 58, and all applicable FDA rules, regulations, orders and guidances and equivalent or comparable non-United States regulations, rules, orders, guidances and standards in the Territory, as applicable, as such current laboratory practices, rules, regulations, orders, guidances and standards may be amended from time to time.

1.17

“cGMP” means those current good manufacturing practices promulgated by the FDA, published at 21 C.F.R §§ 210 and 211, and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003”, as such practices, rules, orders, guidances, guidelines, regulations and standards may be amended from time to time.

1.18

“Clinical Trial” means a human clinical trial conducted on human subjects that is designed to (a) evaluate whether a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.19

“Combination Product” means any Product containing a) at least one Licensed Product and b) at least one additional therapeutically active ingredient that is not a Product; in each case where the foregoing is co-formulated, co-packaged or sold under one price (whether payment of such price is paid to the same or more than one seller). For the avoidance of doubt, adjuvants, including molecular adjuvants or lipid nanoparticles, are not considered therapeutically active ingredients for the purposes of this definition regardless of whether or not such adjuvant or lipid nanoparticle is co-packaged with a Licensed Product.

1.20

“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biopharmaceutical company or research institution, as applicable, would use for its own internally discovered technology of similar commercial potential and similar stage of development, taking into consideration the likely timing of the technology’s entry into the market, any patent and other proprietary position and issues of safety and efficacy. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.21

“Companion Diagnostic” means an ex vivo medical test used as a companion to a Licensed Product in the Field for diagnosis, screening, or evaluation of a disease, or the progress of, or response to, treatment in the Field.

1.22

“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide to, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.23

“Development Candidate” means any Product developed under the Research Plan that meets the Acceptance Criteria, and/or for which Licensee decides to enter into the clinical development and file an IND.

1.24	“Distributor” means any Third Party that: [***].

1.25

“Distributor Fees” means, with respect to a Licensed Product, any consideration received by Licensee or its Affiliates or Sublicensees from a Distributor that is allocable to such Licensed Product [***].

1.26	“EMA” means the European Medicines Agency and any successor entity thereto.

1.27	“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.28	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.29	“Field” means mRNA vaccines and mRNA diagnostics for the diagnosis, detection, evaluation, prophylaxis and treatment of infectious diseases in humans and animals.

1.30

“First Commercial Sale” means, on a country-by-country basis, the first Sale of a Licensed Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after all Governmental Approvals have been obtained for such country.

1.31	“Foreground IP” means the BioNTech Foreground IP, the Joint Foreground IP, the Penn Foreground IP, and all Research Results.

1.32	“Foreground Patents” means any Patent Rights covering any Foreground IP.

1.33

“Governmental Approval” means, with respect to a Licensed Product in a country or region, all approvals, licenses, registrations and authorizations of the relevant Governmental Body, if applicable, required for the commercialization of such Licensed Product in such country.

1.34

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.35

“IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or (b) the equivalent application to the equivalent regulatory authority in any other regulatory jurisdiction, including a Clinical Trial Authorization (“CTA”) to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.36

“Indication” means, with respect to the Field, a distinct disease or disorder; in each case regardless of the severity, frequency or route of any treatment. One Indication shall be distinguished from another Indication by reference to the then current World Health Organization (WHO) International Classification of Diseases at the time such Indication is selected for inclusion in the Research Program, as agreed upon by the Parties. Indication consists of Licensed Indications and Research Indications, which shall be listed in Exhibits D and E.

1.37	“Joint Foreground IP” means the Joint Foreground Patents and the Joint Foreground Know-How.

1.38	“Joint Foreground Know-How” means Know-How that is Controlled by the Parties and developed jointly by Licensee and Penn in the Weissman Laboratory during the Research Term under the Research Program.

1.39

“Joint Foreground Patents” means any Patent Rights Controlled by the Parties and conceived or conceived and reduced to practice jointly by Licensee and Penn (or their relevant subcontractors) under the Research Program.

1.40

“Know-How” means proprietary and confidential intellectual property, data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, information, inventions, formulas, trade secrets, techniques, methods, processes, procedures and developments, and regulatory documentation, whether or not patentable; except that “Know-How” does not include Patent Rights claiming any of the foregoing (for as long as such Patent Rights exist).

1.41	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.42

“Licensed Indication” means an Indication for which a Product has achieved the Acceptance Criteria as determined by the JSC and/or formal notice is provided to Penn as set forth in Section 2.7. Licensed Indications shall be listed in Exhibit D, which exhibit shall be updated by the Parties as new Licensed Indications are added or removed.

1.43

“Licensed Product” means any Product for an Indication covered by a Valid Penn Claim or whose manufacture, import, use, offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Penn Claim.

1.44	“MHLW” means the Ministry of Health, Labor and Welfare of Japan.

1.45

“Net Revenue” means the gross monetary consideration received by Penn for a sublicense to a Product developed under this Agreement directed against a terminated Licensed Indication in accordance with the provisions of Section 5.5.4 of this Agreement that would meet the definition of Product if licensed to Licensee under this Agreement less (a) payments made to Penn under sponsored research agreements or research awards, grants and contracts, (b) accrued interest, (c) reimbursement for intellectual property or legal expenses, and (d) reimbursement for research and development costs [***].

1.46

“Net Sales” means the gross consideration invoiced or received by Licensee or any of its Affiliates or Sublicensees for Sales of Licensed Product (including any cash amounts plus the fair market value of any other forms of consideration), less the following deductions (to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged) to the extent reasonable and customary and solely related to the sale of the Licensed Product:

(a)	trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds;

(b)	allowances or credits granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall;

(c)

charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of such Licensed Product;

(d)

customs duties, sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the transportation, distribution, use or sale of such Licensed Product (but excluding what is commonly known as income taxes);

(e)

rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies), or any Third Party payor, administrator or contractor, including managed health organizations; and

(f)

payments required by law to be made under Medicaid, Medicare or other government special medical assistance programs (including, but not limited to, payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee on Branded Pharmaceutical Manufacturers”, specific to the Licensed Product for which the deduction is taken).

Even if there is overlap between any of deductions described above, each individual item shall only be deducted once in the overall Net Sales calculation. Each of the above deductions to Net Sales shall be calculated in accordance with the Accounting Standards (with the applicable Accounting Standard used clearly indicated on any reports).

In the event that the Licensed Product is sold as a Combination Product, Net Sales will be determined by multiplying Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product, when sold separately, and B is the invoice price of any other therapeutically active ingredient(s) in the combination, when sold separately, in each case in the same country and similar class, purity and dosage as in the Combination Product. If, on a country-by-country basis, the Licensed Product or the other therapeutically active ingredient that is not a Product in the Combination Product is/are not sold separately in such country, Net Sales shall be determined by multiplying actual Net Sales of such Combination Product by the fraction C/(C+D), where C is the fair market value of the Licensed Product portion of such combination and D is the fair market value of the other therapeutically active ingredient that is not a Product (such fair market value is to be determined by mutual agreement of the Parties or, in the absence of such mutual agreement, by a neutral Third Party).

1.47	“Option Patents” means the Patent Rights Controlled by Penn that are listed on Exhibit F, and any Patent Rights issuing therefrom.

1.48

“Patent Rights” means patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part (to the extent related directly to the subject matter of the parent application or containing new information developed pursuant to the Research Program), reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing.

1.49	“Penn Background IP” means the Penn Background Patents and the Penn Background Know-How.

1.50

“Penn Background Know-How” means Know-How that (i) is Controlled by Penn and a) existing in the Weissman Laboratory as of the Effective Date or b) developed by Penn in the Weissman Laboratory thereafter during the Research Term but outside of the Research Program and (ii) is necessary or reasonably useful for the research, development, manufacturing, use or exploitation of any Product in the Field (excluding Penn Foreground Know-How).

1.51	“Penn Background Patents” means the Patent Rights Controlled by Penn that are listed on Exhibit B, and any Patent Rights issuing therefrom.

1.52	“Penn Foreground IP” means the Penn Foreground Patents and the Penn Foreground Know How.

1.53

“Penn Foreground Know-How” means Know-How that (i) is Controlled by Penn and developed by Penn in the Weissman Laboratory during the Research Term under the Research Program and (ii) is necessary or reasonably useful for the research, development, manufacturing, use or exploitation of any Product in the Field.

1.54	“Penn Foreground Patents” means any Patent Rights Controlled by Penn and solely conceived or conceived and reduced to practice by Penn or its subcontractors under the Research Program.

1.55	“Penn Know-How” means (a) the Penn Background Know-How, (b) the Penn Foreground Know-How, and (c) Penn’s interest in the Joint Foreground Know-How.

1.56

“Penn Materials” means any biological or chemical materials Controlled by Penn and provided to Licensee under this Agreement, including any progeny or unmodified derivatives thereof, including without limitation, portions and sequence information, made, used or developed by or on behalf of Licensee.

1.57	“Penn Patent Family” means Penn Patent Rights that (i) are related to each other through priority claims, and (ii) claim or cover one or more Licensed Product or the manufacturing or use thereof.

1.58	“Penn Patent Rights” means (a) the Penn Background Patents, (b) the Penn Foreground Patents, (c) the Joint Foreground Patents and (d) Third Party Patents.

1.59

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.60

“Phase 1 Study” means a Clinical Trial of a Licensed Product in patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. § 312.21(a), or a comparable Clinical Trial prescribed by the relevant regulatory authority in a country other than the United States. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.61	“Phase 1/2 Study” means a Clinical Trial of a Licensed Product in diseased patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.

1.62

“Phase 2 Study” means a Clinical Trial of a Licensed Product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. § 312.21(b), or a comparable Clinical Trial prescribed by the relevant regulatory authority in a country other than the United States including a human Clinical Trial that is also designed to satisfy the requirements of 21 C.F.R. § 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. § 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study (e.g., a phase 1/2 trial). The relevant Licensed Product may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.63	“Phase 2/3 Study” means a Clinical Trial of a Licensed Product in diseased patients that satisfies the requirements of a Phase 2 Study and a Phase 3 Study.

1.64

“Phase 3 Study” means a Clinical Trial of a Licensed Product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain regulatory approval in any country as described in 21 C.F.R. § 312.21(c), or a comparable Clinical Trial prescribed by the relevant regulatory authority in a country other than the United States. The relevant Licensed Product may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.65

“Product” means any article, composition, substance, or any other material identified, discovered or developed under the Research Program that incorporates, consists of, is made through use of, or otherwise uses a formulated mRNA or a defined combination of formulated mRNAs encoding one or more immunogens for applications in the Field.

1.66	“Program Data” means the data resulting from the performance of the Research Program.

1.67

“Regulatory Approval” means, with respect to a product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, commercialization, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Laws. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use or other similar activities.

1.68

“Regulatory Authority” means any Governmental Authority, including the FDA, EMA or MHLW, or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.

1.69

“Research Indication” means an Indication for which Products are being developed under the Research Program prior to achievement of the Acceptance Criteria. The initial Research Indications are listed in Exhibit E attached hereto, which shall be updated by the Parties as Research Indications are added or removed.

1.70

“Research Plan” means the research plan setting forth the Parties’ roles and responsibilities for the Research Program as set forth in Exhibit C hereto, respectively, and as may be agreed upon by the JSC and amended from time to time by the JSC.

1.71	“Research Program” means the research and development program of Products in the Field funded by Licensee and to be conducted by the Parties hereunder in accordance with the Research Plan.

1.72

“Research Results” means all any and all information, inventions, developments, animate and inanimate materials, including live animals, discoveries, software, know-how, methods, techniques, formulae, data, software, processes, methodologies, techniques, biological materials, software and works of authorship, whether patentable or copyrightable, that are first conceived, discovered, developed or reduced to practice, or generated in the performance of the Research Program, including any unpatentable inventions discovered, developed or conceived in the conduct of the Research Program. Research Results expressly exclude any Foreground Patents.

1.73

“Sale” means any transaction for which consideration is received or expected by Licensee, its Affiliates or Sublicensees for sale, use, lease, transfer or other disposition of a Licensed Product to or for the benefit of a third party. For clarity, sale, use, lease, transfer or other disposition of a Licensed Product by Licensee or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a third party shall not be deemed a Sale. For the avoidance of doubt, the provision of a Licensed Product for clinical studies, named patient or similar programs or compassionate use prior to the grant of a Governmental Approval shall not be regarded as First Commercial Sale.

1.74

“Sublicense” means any sublicense granted by Licensee to another Person, in whole or in part, under its rights received under the License, as permitted under Section 3.4, but excluding any Person acting solely as a contract manufacturer or contract research organization on behalf of Licensee or its Affiliates or Sublicensees and for clarity not marketing or selling Licensed Product. The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, and such applicable downstream Third Party shall be considered a Sublicensee for purposes of this Agreement.

1.75	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 3.4.

1.76	“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee or any of its Affiliates pertaining to a Sublicense.

1.77

“Sublicense Income” means income received by Licensee or its Affiliates in consideration for a Sublicense granted to a Third Party. Sublicense Income includes income received from a Third Party Sublicensee in the form of license issue fees, milestone payments and the like but specifically excludes [***].

1.78

“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.79	“Territory” means worldwide.

1.80	“Third Party” means any Person other than Penn, Licensee or any of their respective Affiliates.

1.81

“Third Party Patents” means Third Party Patent Rights in the Field directly related to the Research Program or any Licensed Product that are in-licensed by Penn pursuant to Section 2.2.7 during the Research Term, to the extent Controlled by Penn and added to the Agreement as Exhibit K. For clarity, Third Party Patent Rights under this Agreement does not include any Patent Rights that are jointly owned by Penn and a Third Party.

1.82	“United States” or “US” means the United States of America, its territories and possessions.

1.83	“USD” or “$” means the lawful currency of the United States of America.

1.84

“Valid Claim” means a claim of (i) a good faith patent application pending for less than [***] from the filing date of such patent application, or (ii) an issued patent, in each case of (i) and (ii) which has not expired or lapsed, or been cancelled, abandoned or dedicated to the public and which has not been disclaimed, cancelled, or held invalid or unenforceable by a court or administrative agency of competent jurisdiction from which no further appeal can be taken or was timely taken.

1.85	“Valid Penn Claim” means a Valid Claim in any of the Penn Patent Rights but excluding a Valid Claim in a Third Party Patent.

1.86	“Weissman Laboratory” means all individuals within the Weissman Laboratory at Penn that report directly to or are under the direct supervision or control of Drew Weissman, MD or any successor.

1.87	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Advance Payment	6.3.3
Agreement	Introductory Clause
Alliance Management Fee	4.2
Arbitration Rules	11.10
BioNTech/mRT License	4.3.1
Cellscript	4.3.1
Commercial Milestone	4.3.3(a)
Commercial Milestone Payment	4.3.3(a)
Confidential Information	7.1
CTA	1.35
Development Milestone	4.3.2(a)
Development Milestone Payment	4.3.2(a)

Disclosing Party	7.1
Effective Date	Introductory Clause
Infringement Notice	6.4.1
Joint IP Sub-Committee	2.6.2
Joint Steering Committee (“JSC”)	2.6.1(a)
License	3.1
License Fee Report	4.7
Licensee	Introductory Clause
MAA	1.13
mRT	4.3.1
mRT Offset	4.3.1
mRT Payment	4.3.1
Observer Period	5.4.2
Ongoing Patent Costs	6.3.2
Party or Parties	Introductory Clause
Patent Costs	6.3.1
Penn	Introductory Clause
Penn/mRT License	4.3.1
Penn Patent Counsel	6.2.1(a)
Penn Indemnitees	9.1.1
Penn Sublicense Income Share	4.5.3
Permitted Assignment	11.6.2
Progress Report	5.6.1
Quarterly Budget Amount	2.3.2
Quarterly Financial Report	2.3.3
Receiving Party	7.1
Reduction License	4.4.4
Representative	7.5
Research Funding Commitment	2.3.1
Research Term	2.2.2
Royalty	4.4.1
Royalty Term	4.4.2
SDR Report	3.4.4
Sublicense Income A	4.5.1
Sublicense Income B	4.5.2
Term	10.1
Third Party License	2.2.7

ARTICLE 2

COLLABORATION PROGRAMS; GOVERNANCE

2.1

Overall Project. The Parties desire to collaborate with respect to the research and development of Products, as set forth in more detail in this Article 2, within the Field, with the goal of identifying one or more Development Candidates for clinical development and commercialization in the Field.

2.2	Research.

2.2.1

Under the Research Program, the Parties will use Commercially Reasonable Efforts to develop Products that meet the Acceptance Criteria for up to ten (10) Indications in the Field. The Research Program will be performed in accordance with the Research Plan and the other terms and conditions of this Agreement. Unless otherwise agreed in the Research Plan, Penn will be responsible for the conduct of the Research Plan for the research and development work up to completion of IND enabling studies, including animal model development, and IND supporting preclinical work (toxicology and pharmacokinetics) of Products within the Field, and Licensee shall be responsible for the manufacture of mRNA amounts in excess [***] to support pre-clinical studies and IND-enabling studies.

2.2.2

The Research Program shall begin on the Effective Date and continue for a period of [***] years, unless otherwise mutually agreed by the Parties (“Research Term”). Notwithstanding the foregoing, the Research Term shall end immediately upon termination or conclusion of funding provided by Licensee to Penn to conduct the Research Program.

2.2.3

All personnel, contractors and others who participate in the conduct of the Research Program on behalf of either Party shall be bound by confidentiality obligations that are at least as restrictive as the confidentiality obligations set forth in this Agreement and are consistent with the intellectual property assignment provisions set forth in this Agreement during the Research Term. For all researchers working on the Research Program in the Weissman Laboratory, such confidentiality obligations shall be agreed in writing.

2.2.4

The JSC shall review the Research Plan (i) within [***] of the Effective Date, and (ii) thereafter at least once per Calendar Year or upon request by either Party in accordance with Section 2.3.1. The JSC may discuss and approve amendments the Research Plan at any time, including amendments to include further activities, including corresponding revisions to the budget.

2.2.5

Each Party shall maintain records of its activities and any results obtained under the Research Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes to properly reflect all work done and results achieved. Upon reasonable request of Licensee during the Research Term and [***] thereafter, Penn shall provide to Licensee copies of any such records or results (including nonclinical data (in vitro and in vivo) and mRNA development data and results) generated or obtained under the Research Program. Notwithstanding the above, within [***] days after the conclusion of each year of the Research Program, Penn will provide Licensee with a written report setting forth the research conducted and results obtained. For a period of [***] months after delivery of such written report, and at Licensee’s sole cost and expense, Penn shall, through the Weissman Laboratory, provide reasonable technical assistance as Licensee may reasonably request to assist Licensee in connection with questions arising from such written report; provided, however, that such assistance shall not include performance of any additional activities that are not set forth in the Research Plan.

2.2.6	Through the JSC, during the performance of activities under the applicable Research Plan, the Parties will discuss potential Development Candidates arising out of the applicable Research Program.

2.2.7

In addition to the Research Plan, Penn shall provide to Licensee through the JSC the proposed constructs for a Product such that the Parties may consider known freedom-to-operate issues related thereto. For clarity, this Section 2.2.7 will not change the governance of the Research Program and does not require that Penn engage in a freedom-to-operate analysis with respect to any technology or intellectual property relating to a Product or Penn’s performance of the Research Plan. If the Parties identify additional intellectual property owned or controlled by a Third Party that is necessary to develop Products, the JSC will decide which Party, if any, will enter into a license with such Third Party (the “Third Party License”). If the Parties agree that the Third Party License shall be concluded by Penn and sublicensed to Licensee hereunder, Licensee shall reimburse to Penn all costs which relate to the license rights sublicensed to Licensee hereunder, provided that Licensee has given its prior written consent to such costs. In all other cases, Licensee will bear all Third Party License costs necessary to achieve freedom-to-operate for any Product. If the Parties cannot agree on which Party shall enter into a Third Party License, Licensee shall have the first right to enter into such Third Party License.

2.2.8

The Parties hereby acknowledge that there are inherent uncertainties involved in the research and development of Products and such uncertainties form part of the business risk involved in undertaking the Research Program. Accordingly, in the event that, at any time during the Research Term and on an Indication-by-Indication basis, the JSC determines that the Parties are not able to develop or identify a suitable Product to propose as a Development Candidate in such Indication, then the JSC may decide to terminate the Research Program with respect to such Indication and such Indication shall immediately be excluded from the license grants to Licensee set forth in Section 3.1 of this Agreement.

2.2.9

Each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement; provided that Penn’s right to engage commercial Third Party subcontractors is subject to Licensee’s prior written consent, which shall not be unreasonably withheld. Any subcontractor to be engaged by either Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard agreement for such activity consistent with such Party’s standard practices, subject to modifications to ensure that such agreement shall be as least as protective as the nondisclosure obligations and consistent with the assignment of intellectual property rights set forth herein. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement.

2.3	Funding of the Research Program.

2.3.1

During the initial Research Term, Licensee intends to provide funding of Twenty Million United States Dollars ($20,000,000) to Penn as a research funding commitment to fund research activities under the Research Program (the “Research Funding

Commitment”). The activities to be performed by Penn under the Research Program shall be funded in their entirety by Licensee. All such activities shall be charged at cost. [***]

2.3.2

On the Effective Date, Licensee shall pay to Penn an upfront one-time non-refundable research payment of Five Million United States Dollars ($5,000,000) to start work on the initial development programs under the Research Plan selected by the JSC. Prior to the beginning of each Calendar Year, the Parties, via the JSC, shall estimate, on a per Calendar Quarter basis, what additional funds are required for Penn to perform its activities planned such Calendar Year under the Research Plan (each such amount a “Quarterly Budget Amount”). [***]

2.3.3

Penn shall maintain records of the use of the funds provided by Licensee under this Agreement and shall make such records available to Licensee in accordance with the terms of this Agreement including Section 4.10.2. In addition, within [***] days following the end of each Calendar Quarter, Penn shall provide to Licensee a detailed report of all costs incurred by Penn under the Research Plan in the respective previous Calendar Quarter (each such report a “Quarterly Financial Report”). [***].

2.3.4

Unless otherwise determined by the JSC, title to any equipment, laboratory animals, or any other tangible materials made or acquired (in whole or in part) with funds provided under this Agreement will vest in Penn, and such equipment, animals, or tangible materials will remain the property of Penn following termination or expiration of this Agreement (but subject to any license grants to Licensee hereunder).

2.3.5	Licensee will be responsible, at its sole cost and expense, for the manufacture of mRNA in amounts in excess of [***].

2.4

Unavailability of Dr. Drew Weissman. If Drew Weissman, MD becomes unavailable to oversee and support the performance of the activities under the Research Plan for any reason, Penn may propose another member of its faculty to oversee the performance of the Research Program whom Licensee may accept nor not in its sole discretion. If a substitute faculty member acceptable to Licensee has not been agreed upon within [***] days after Drew Weissman, MD is no longer available to oversee and support the performance of the Research Plan, Licensee may terminate this Agreement upon written notice thereof to Penn, subject to the provisions of Article 10.

2.5

Transfer of Materials. Upon reasonable request of Licensee, Penn shall transfer to Licensee a portion or sample of any materials generated or obtained under the Research Program. All Penn Materials and BioNTech Materials shall be transferred by the Parties pursuant to a material transfer protocol to be executed by both Parties and the terms set forth in this Agreement and the terms of material transfer set forth on Exhibit H. The use of such Penn Materials shall be limited to the rights granted to Licensee herein and in Exhibit H and the use of such BioNTech Materials shall be limited to Penn’s performance of the Research Program.

2.6	Governance.

2.6.1	Joint Steering Committee.

(a)

Formation; Composition. Within [***] days of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of a minimum of two (2) representatives from each Party with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The Penn JSC will include a representative from the Penn Center for Innovation and the Penn principal investigator. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Penn and Licensee. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(b)	Specific Responsibilities. The JSC will:

(i)	oversee the Research Program;

(ii)	determine the Acceptance Criteria;

(iii)	determine whether a Product for an Indication satisfies the Acceptance Criteria for such Indication;

(iv)	determine whether the development of Products in relation to a specific Research Indication shall be terminated in accordance with Section 2.2.8;

(v)	review freedom-to-operate issues related to proposed constructs of Products;

(vi)	on or before October 1 of each year, approve an updated budget, including capital expenditures, in accordance with Section 2.3.1;

(vii)	determine and monitor the Quarterly Budget Amounts in accordance with Section 2.3.2,

(viii)	consider and decide on any amendments to the Research Plan;

(ix)	resolve any disagreement between the Parties relating to the Research Program or Research Plan;

(x)	discuss and decide on the use of any Patent Rights in connection with the Research Program or any Product (including any Penn Patent Rights);

(xi)	designate patent representatives from each Party to consider, and resolve as necessary to the extent possible, any intellectual property matters;

(xii)	oversee, manage, coordinate and integrate the activities of the Parties under the Research Plan;

(xiii)	make key decisions during the progress of the Research Plan;

(xiv)

address any issues identified by Licensee with respect to Third Party intellectual property rights necessary for the performance of the Research Program, including Licensee’s analysis of whether a license is required from such Third Party for the exploitation of a Product;

(xv)	decide which Party, if any, will enter into a license with a Third Party to secure rights necessary to develop Products;

(xvi)	establish such additional subcommittees as it deems necessary to achieve the objectives and intent of the Research Program; and

(xvii)	perform such other functions as appropriate, and as agreed in writing by the parties.

(c)

Reporting. Each Party shall keep the JSC informed on the progress of the activities under the Research Program then currently ongoing under the Research Plan, including delivering quarterly written updates of its progress under the Research Plan to the JSC at least one (1) week in advance of each JSC meeting.

(d)

Meetings. During the performance of the Research Plan, the JSC will meet quarterly. Following the completion of the performance under the Research Plan, the Parties may agree to meet to discuss items previously addressed by the JSC. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least two (2) meetings per Calendar Year will be in person unless the parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by Penn and by Licensee. Meetings of the JSC will be effective only if all representatives of each Party are present or participating in such meeting, and each Party shall use Commercially Reasonable Efforts to ensure that all representatives of each Party are present and participate in every meeting. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The secretary of the JSC (as appointed by the Licensee) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JSC within [***] working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JSC shall at all times be available to both Penn and Licensee.

(e)

Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and all decision making will be by unanimous consent of both Parties. If the JSC is unable to reach agreement on any issue or matter for which it is responsible, such disputed matter will be escalated to Licensee’s Chief Executive Officer and Penn’s Associate Vice Provost for Research or his/her designee, for discussion in good faith. In the event that after escalation the Parties are unable to reach agreement with respect to the disputed matter within [***] days, then Licensee shall have the final decision-making authority; provided that Penn and the Weissman Laboratory cannot be forced to conduct work or other activities that it believes to be unsafe or not legally permissible. [***]

2.6.2

Joint IP Sub-Committee. The Parties will establish a joint intellectual property sub-committee (the “Joint IP Sub-Committee”) consisting of an equal number of members from each Party, and such Joint IP Sub-Committee will oversee and steer intellectual property filings, prosecution, management and freedom-to-operate analysis; however, the Joint IP Sub-Committee shall have no authority to make financial decisions. The representatives from each Party on the Joint IP Sub-Committee will have, collectively, one (1) vote on behalf of that Party, and all decision making will be by unanimous consent by the Parties. Disputes at the Joint IP Sub-Committee will be referred to the JSC for resolution.

2.7

Licensed Indication Election. During the Research Term, on a Research Indication-by-Research Indication basis, the JSC shall determine if the Acceptance Criteria have been achieved for a Product for such Research Indication. Upon achievement of the Acceptance Criteria for a Product for a specific Research Indication, Licensee may elect, by providing Penn with formal written notice, to convert such Research Indication to a Licensed Indication within [***], provided, however, that Licensee shall not be obligated to make an election decision for more than one (1) Research Indication in any [***] time period following the achievement of the Acceptance Criteria for the first Product as determined by the JSC [***].

ARTICLE 3

LICENSES AND OTHER RIGHTS

3.1	Grant of License to Licensee. Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee and its Affiliates (the “License”):

3.1.1

an exclusive (even as to Penn but subject to Section 3.2), worldwide, royalty-bearing right and license (with the right to sublicense (through multiple tiers) as provided in, and subject to, the provisions of Section 3.4) under Penn’s interest in the Penn Patent Rights which are necessary or useful, to research, develop, make, have made, use, sell, offer for sale, commercialize and import Products in the Field in the Territory for the Licensed Indications during the Term;

3.1.2

a non-exclusive, worldwide, royalty-bearing right and license (with the right to sublicense (through multiple tiers) as provided in, and subject to, the provisions of Section 3.4) under Penn Know-How and Penn Materials to the extent necessary or useful to research, develop, make, have made, use, sell, offer for sale, commercialize and import Products in the Field in the Territory for the Licensed Indications during the Term; and

3.1.3

an exclusive (even as to Penn but subject to Section 3.2), worldwide right and license (without the right to sublicense) under Penn’s interest in the Penn Patent Rights and a non-exclusive, worldwide right and license (without the right to sublicense) under Penn Know-How and Penn Materials, in each case which are necessary or useful, to research and develop Products in the Field in the Territory for the Research Indications during the Research Term.

3.2

Retained Rights and Grant of License to Penn. Notwithstanding the License set forth in Section 3.1, Penn retains the right under the Penn Patent Rights and the Foreground IP (including Penn Materials which have been generated under the Research Program) to: (a) conduct educational, research and patient care activities itself and (b) authorize non-commercial Third Parties to conduct educational, research and patient care activities. For clarity, the foregoing retained rights of Penn are in all fields (including the Field). Licensee hereby grants to Penn a non-exclusive license to Licensee’s interest in BioNTech Foreground IP and Joint Foreground IP to conduct educational, research and patient care activities at Penn. Notwithstanding anything in this Section 3.2 to the contrary, the foregoing patient care activities shall not include the use of any Product in the Field outside the conduct of the Research Program.

3.3

U.S. Government Rights. The License is expressly subject to all applicable provisions of any license to the United States Government executed by Penn and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212 or applicable governmental implementing regulations or guidelines, including the requirement that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States. In the event that Licensee believes in good faith that substantial manufacture of such product is not commercially feasible in the United States and makes a request to Penn in writing to assist in obtaining a waiver of such requirement from the United States Government, then Penn shall, at the expense of Licensee with respect to Penn’s documented out-of-pocket expenses, use reasonable efforts to assist in obtaining such waiver.

3.4	Grant of Sublicense by Licensee.

3.4.1

Penn grants to Licensee the right to grant Sublicenses (through multiple tiers), in whole or in part, under the License in Sections 3.1.1 and 3.1.2 subject to the terms and conditions of this Agreement and specifically this Section 3.4.

3.4.2

All Sublicenses will be (a) issued in writing, (b) to the extent applicable, include all of the retained rights of Penn and the U.S. Government pursuant to Section 3.2 and 3.3 and (c) shall explicitly list all Products, and include no less than the following terms and conditions, and in each such instance shall be consistent with the provisions applicable to Licensee under this Agreement:

(i)

Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee to reasonably verify the payments due to Licensee under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations shall be no less stringent that those provided in this Agreement for Licensee.

(ii)

Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Section 6.4.

(iii)	Confidentiality provisions with respect to Confidential Information of Penn consistent with the restrictions on Licensee in Article 7 of this Agreement.

(iv)	Covenants by Sublicensee that are equivalent to those made by Licensee in Section 8.3.

(v)	A requirement of indemnification of Penn by Sublicensee that is equivalent to the indemnification of Penn by Licensee under Section 9.1 of this Agreement.

(vi)	A requirement of obtaining and maintaining commercially reasonable insurance by Sublicensee.

(vii)	Restriction on use of Penn’s names etc. consistent with Section 11.4 of this Agreement.

Any Sublicense that does not include all of the terms and conditions set forth in this Section 3.4.2 or which is not issued in accordance with the terms and conditions set forth in this Section 3.4, shall be considered null and void with no further notice from Penn.

3.4.3

Within [***] after the execution of a Sublicense Document, Licensee shall provide a complete and accurate copy of such Sublicense Document to Penn (which copy may be redacted solely to remove confidential information of Licensee that is not applicable to determining compliance with this Agreement and confidential information of such Sublicensee), in the English Language, and such copies will be the Confidential Information of Licensee and may only be used to determine Licensee’s compliance with this Agreement. Penn’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Penn or obligation of Licensee under this Agreement. In the event Penn cannot, in its reasonable discretion, interpret the Sublicense Document due to the redacted information, Penn may request, and Licensee shall be obligated to provide to Penn counsel a copy of the unredacted Sublicense Document (other than any research and development plans included as an exhibit to such Sublicense Document).

3.4.4

Licensee shall provide an annual Sublicense Development Report on or before December 1 of each year during the Term (“SDR Report”), which shall contain the information set forth on Exhibit I attached hereto.

3.5

No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

3.6	Additional Weissman Patent Rights. [***].

3.7	Covenants of Penn.

3.7.1

During the Research Term, Penn shall not directly (or indirectly through license grant from Penn to a non-commercial Third Party that is sub-licensable or transferrable to a commercial Third Party) grant a license to any commercial Third Party to use any Penn Foreground IP or Joint Foreground IP for development, manufacture, use or exploitation of any Product in the Field without the prior written permission of Licensee. [***].

3.7.2	[***].

3.7.3	[***].

3.7.4	[***].

3.8

Time-Limited Option. Subject to the terms and conditions of this Agreement, Penn hereby grants an option to Licensee for [***] months after the Effective Date, exercisable through written notice to Penn, to obtain a license under Penn’s interest in the Option Patent Rights set forth in Exhibit F to research, develop, make, have made, use, sell, offer for sale, commercialize and import Products in the Field in the Territory for the Licensed Indications during the Term (the “Option”). Upon exercise of such Option, the Option Patents shall become Penn Background Patents under this Agreement. During the term of the Option, Licensee shall be responsible for reimbursing Penn for Historical and Ongoing Patent Costs associated with the Option Patents in accordance with Sections 6.3.1 and 6.3.2 of this Agreement. The Option shall terminate immediately if the Agreement is terminated for any reason prior to Licensee’s exercise of such Option.

ARTICLE 4

FINANCIAL PROVISIONS

4.1	Research Funding. The research funding to be provided by Licensee to Penn in connection with the performance of the Research Program is set forth in Section 2.3.

4.2

Alliance Management Fee. During the Research Term, Licensee shall pay Penn an active alliance management fee of [***] to cover all alliance management activities at the Penn Center for Innovation related to managing and overseeing the intellectual property and contractual obligations of Penn under this Agreement (including managing permitted subcontractors and attending JSC meetings) (“Alliance Management Fee”). Such Alliance Management Fee shall be payable to Penn in advance on the Effective Date and each one year anniversary thereafter during the Research Term per contract year to cover all alliance management activities at the Penn Center for Innovation related to managing and overseeing the intellectual property and contractual obligations of Penn under this Agreement (including managing permitted subcontractors and attending JSC meetings). For the avoidance of doubt, the Alliance Management Fee shall be in addition to, and shall not reduce, the Research Funding Commitment. [***] of all Alliance Management Fees paid by Licensee shall be [***].

4.3	Milestone Payments.

4.3.1	[***]

4.3.2	Development Milestones.

(a)

As consideration for the License, [***] Licensee will pay Penn each of the following milestone payments (each, a “Development Milestone Payment”) upon the first, second and third achievement of the corresponding milestone by any Licensed Product (assessed on a milestone-by-milestone basis) irrespective of the Licensed Product for which such milestone has been achieved (each, a “Development Milestone”), whether achieved by Licensee or an Affiliate or Sublicensee. For the avoidance of doubt, no Development Milestone Payment shall be due upon the fourth, fifth or any subsequent achievement of any of the below milestones in this Section 4.3.2(a). Licensee shall promptly notify Penn in writing of the achievement of any such Development Milestone and Licensee shall pay Penn in full the corresponding Development Milestone Payment within forty-five (45) days of such achievement. For clarity, each Development Milestone Payment is non-refundable, is not an advance against Royalties due to Penn or any other amounts due to Penn. For further clarity, the maximum cumulative amount of Development Milestone Payments potentially payable under this Agreement is [***].

Development Milestone	Milestone Payment (in U.S. dollars, each payable up to three (3) times)		Maximum mRT Offset
Initiation of Phase 1 Study (as defined by the enrollment of the 3rd patient)	[	***]	[	***]
Initiation of Phase 2 or Phase 1/2 Study (as defined by the enrollment of the 5th patient)	[	***]	[	***]
Initiation of Phase 3 or Phase 2/3 Study (as defined by the enrollment of the 5th patient)	[	***]	[	***]
Approval of first BLA	[	***]	[	***]
Approval of second BLA	[	***]	[	***]
Approval of third BLA	[	***]	[	***]

(b)

Each time a Development Milestone is achieved for any Licensed Product, then any other Development Milestone Payments with respect to earlier Development Milestones for the same Licensed Product that have not yet been paid will be due and payable together with the Development Milestone Payment for the Development Milestone that is achieved.

(c)	Each Development Milestone in the Table above will be payable for the first three (3) Licensed Products to achieve such Development Milestone and for no Licensed Product thereafter.

4.3.3	Commercial Milestone Payments.

(a)

As additional consideration for the License [***] Licensee will pay Penn the following commercial milestone payments (each, a “Commercial Milestone Payment”) on a Licensed Product-per-Licensed Product basis upon the achievement of the corresponding milestone (each, a “Commercial Milestone”), whether achieved by Licensee or an Affiliate, or a combination of Licensee and/or an Affiliate. Licensee shall promptly notify Penn in writing of the achievement of any such Commercial Milestone and Licensee shall pay Penn in full the corresponding Commercial Milestone Payment within forty-five (45) days of such achievement. For clarity, each Commercial Milestone Payment is non-refundable and is not an advance against Royalties due to Penn or any other amounts due to Penn.

Commercial Milestone Event	Milestone Payment (U.S. Dollars, each payable once per Licensed Product)		Maximum mRT Offset
Worldwide annual Net Sales of a Licensed Product by Licensee and/or Affiliates equal or exceed [***] US Dollars	[	***]	[	***]
Worldwide annual Net Sales of a Licensed Product by Licensee and/or Affiliates equal or exceed [***] US Dollars	[	***]	[	***]
Worldwide annual Net Sales of a Licensed Product by Licensee and/or Affiliates equal or exceed [***] US Dollars	[	***]	[	***]

(b)

For clarity, each of the foregoing Commercial Milestone Payments shall only be due once per Licensed Product and Net Sales made by any Third Party Sublicensee shall be disregarded in the calculation of the Commercial Milestone event.

4.4	Royalties.

4.4.1

Royalty. As further consideration for the License [***] during the Royalty Term, Licensee shall pay to Penn a non-refundable, non-creditable royalty of [***] on worldwide annual Net Sales for all Licensed Products sold by Licensee, its Affiliates, or Sublicensees (“Royalty”).

4.4.2

Royalty Term. Licensee’s obligations to pay Penn the Royalty will continue on a country-by country and Licensed Product-by-Licensed Product basis from the date of the First Commercial Sale of such Licensed Product in such country until the expiration or abandonment of the last Valid Penn Claim within the Penn Patent Rights in the country in which such Licensed Product is made, used, imported, or sold (such term, the “Royalty Term”).

4.4.3	Licensed Products for Animal Health, Diagnostics and Companion Diagnostics.

(a)

Licensed Products developed and sold solely (i) for animal health applications or (ii) as diagnostic tests shall not be subject to the Development Milestones and Commercial Milestones set forth in Section 4.3 and shall only be subject to the Royalty payment to Penn as set forth in Section 4.4.1 above.

(b)	Licensed Products that are developed and sold solely as Companion Diagnostics shall not be subject to Development Milestones, Commercial Milestones or Royalty payments.

4.4.4

Reductions for Third Party Licenses. If Licensee determines upon the advice of independent intellectual property counsel that a license to Patent Rights from a Third Party is necessary to develop, make, have made, use, sell, offer for sale, commercialize or import a Licensed Product, Licensee may obtain such a Third Party license to such Patent Rights. Licensee may deduct from any Royalty payments due to Penn under Section 4.4.1 of this Agreement an amount equal to [***] of any royalty paid by Licensee to a Third Party on Sales of a particular Licensed Product in a particular country under a Third Party license obtained by Licensee pursuant to this Section 4.4.4 (“Reduction License”); provided that the royalty deductions shall not reduce the Royalty payable to Penn to less than [***].

4.4.5

Distributor Fees. With respect to any Distributor Fees received by Licensee or its Affiliates or Sublicensees with respect to a Licensed Product in any Calendar Quarter, Licensee shall pay to Penn [***] of all such Distributor Fee [***].

4.4.7	Calculations. Licensee must pay Royalties owed to Penn on a Calendar Quarter basis on or before the following dates:

(a)	February 28 for any Sales that took place on or before the last day of the Calendar Quarter ending December 31, of the prior year;

(b)	May 31 for any Sales that took place on or before the last day of the Calendar Quarter ending March 31 of such calendar year;

(c)	August 31 for any Sales that took place on or before the last day of the Calendar Quarter ending June 30 of such calendar year; and

(d)	November 30 for any Sales that took place on or before the last day of the Calendar Quarter ending September 30 of such calendar year; or

(e)	In case of Royalties on Sublicense Income, on or before the dates specified in Section 4.5.5.

4.5	Penn Sublicense Income.

4.5.1

Sublicense Income A. As further consideration for the License, Penn will receive a percentage of all Sublicense Income assessed on a Licensed Product-by-Licensed Product basis for the [***] Licensed Products sublicensed to any Third Party Sublicensee (including, for clarity, commercial sales milestones), tiered according to the schedule set forth in Section 4.5.3 below (“Sublicense Income A”). [***]. Any payments made by Licensee to Penn under Section 4.5.1 shall be credited towards future Development Milestone payments under Section 4.3.2. [***].

4.5.2

Sublicense Income B. As further consideration for the License, Penn will receive a percentage of Sublicense Income from commercial sales milestones assessed on a Licensed Product-by-Licensed Product basis for the [***] Licensed Product sublicensed to any Third Party Sublicensee, tiered according to Section 4.5.3 below (“Sublicense Income B”). [***].

4.5.3

Subject to the respective caps and other stipulations in Sections 4.5.1 and 4.5.2 above, Licensee will pay to Penn the following percentage of Sublicense Income A and Sublicense Income B received by Licensee (the “Penn Sublicense Income Share”), on a Licensed Product-by-Licensed Product basis:

[***]

4.5.4

When multiple products are being licensed under a Sublicense, [***], the relative value of the sublicensed products will be based on the stage of development of each product at the time of Sublicensing, and weighted in accordance with the following chart:

[***]

4.5.5	Licensee will make such payment to Penn on or before the following dates:

(a)	February 28 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending December 31, of the prior year;

(b)	May 31 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending March 31 of such calendar year;

(c)	August 31 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending June 30 of such calendar year; and

(d)	November 30 for any Sublicense Income received by Licensee on or before the last day of the Calendar Quarter ending September 30 of such calendar year.

4.6

Mode of Payment and Currency. All payments to Penn hereunder shall be made by deposit of USD in the requisite amount to the “The Trustees of the University of Pennsylvania” and will be made by delivery to any one of the following:

For funding of the performance of the Research Program by Penn:

By ACH/Wire:
[***]

For all other payments to Penn under this Agreement:

By ACH/Wire:	By Check (lockbox):
[***]	[***]

All payments owed to Penn by Licensee will be invoiced by Penn in the format provided in Exhibit L. Payments under this Agreement shall be made in USD. All Royalties, Commercial Milestones, and Penn Sublicense Income Share payable shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal for the last business day of each month in the Calendar Quarter for such Royalty payment made.

4.7

Royalty and Sublicense Income Reports. Within sixty (60) days after the end of each Calendar Quarter, Licensee shall deliver to Penn a report (“License Fee Report”) setting out all details necessary to calculate the Royalty and the Penn Sublicense Income Share due under this Article 4 for such Calendar Quarter, including:

4.7.1	Number of the Licensed Products Sold by Licensee, its Affiliates and Sublicensees in each country and the corresponding name of each such Licensed Product;

4.7.2	Gross sales, Net Sales of each Licensed Product made by Licensee, its Affiliates and Sublicensees;

4.7.3	Royalties (including calculation of any applicable mRT Offset) or (only if applicable) the [***].

4.7.4	Distributor Fees for Licensed Product;

4.7.5

Sublicense Income and the calculation of the Penn Sublicense Income Share broken down by Sublicense Income A and Sublicense Income B, the respective caps on such Sublicense Income and any credits being applied to unpaid Development Milestones based on the Penn Sublicense Income Share paid to Penn;

4.7.6	The method and currency exchange rates (if any) used to calculate the Royalties and the Penn Sublicense Income Share;

4.7.7	A specification of all deductions and their dollar value that were taken to calculate Net Sales;

4.7.8	A list of all countries in which Licensed Product is being manufactured (on a product by product basis); and

4.7.9	Date of First Commercial Sale in the United States (this needs only to be reported in the first royalty report following such First Commercial Sale in the United States).

Each License Fee Report shall be substantially in the form of the sample report attached hereto as Exhibit J.

4.8

Late Payments. In addition to any other remedies available to Penn, including the right to terminate this Agreement, any failure by Licensee to make an undisputed (in good faith) payment within [***] days after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Penn at a rate per annum equal to [***].

4.9	Accounting. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with Accounting Standards.

4.10	Books and Records.

4.10.1

Licensee will keep accurate books and records of all Licensed Products developed, manufactured or sold and all Sublicenses entered into by Licensee that involve Penn Patent Rights. Licensee will preserve these books and records for at least [***] years from the date to which they pertain.

4.10.2	Penn will keep accurate books and records of all work performed under the Research Program. Penn will preserve these books and records for at least [***] from the date to which they pertain.

4.11	Audits.

4.11.1

Penn, at its own cost, through an independent auditor reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Penn), may inspect and audit only the relevant records of Licensee pertaining to the calculation of any Milestones, Royalties and Penn Sublicense Income Share due to Penn under this Agreement. Licensee shall provide such auditors with reasonable access to the records during reasonable business hours and at mutually agreed upon times. Such access need not be given to any such set of records more often than once each year, not more frequently than once with respect to records covering any specific period of time and not more than [***] years after the date of any report to be audited. Penn shall provide Licensee with written notice of its election to inspect and audit the records related to the Milestones, Royalties and Penn Sublicense Income Share due hereunder not less than [***] days prior to the proposed date of review of Licensee’s records by Penn’s auditors. Should the auditor find any underpayment of Milestones, Royalties or Penn Sublicense Income Share by Licensee, Licensee shall (a) promptly pay Penn the amount of such underpayment; and (b) reimburse Penn for the cost of the audit, if such underpayment equals or exceeds [***] of the total Milestones, Royalties and Penn Sublicense Income Share paid during the time period audited. If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future Milestones, Royalties or Penn Sublicense Income Share due to Penn by Licensee or, if no such future Milestones, Royalties or Penn Sublicense Income Share are payable, then Penn shall refund the overpayment to Licensee within [***] days after Penn receives the audit report. Licensee may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Penn; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.11.2

Licensee, at its own cost, through an independent auditor reasonably acceptable to Penn (and who has executed an appropriate confidentiality agreement reasonably acceptable to Penn that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Licensee), may inspect and audit only the relevant records of Penn pertaining to the costs and expenses incurred by and reduction of Royalties due to Penn under this Agreement. Penn shall provide such auditors with reasonable access to the records during reasonable business hours at mutually agreed upon times. Such access need not be given to any such set of records more often than once each year, not more frequently than once with respect to records covering any specific period of time and not more than [***] years after the date of any report to be audited. Licensee shall provide Penn with written notice of its election to inspect and audit such records not less than [***] days prior to the proposed date of review of Penn’s records by Licensee’s auditors. Should the auditor find any over reporting of costs and expenses or underreporting of reduction of Royalties, then Penn shall promptly issue to Licensee a credit against future payments due or, in the case that no future payments are expected, issue a refund, in each case, in the amount of such overpayment. If the auditor finds underpayment by Licensee to Penn, then Licensee shall pay the difference between the underpayment and the actual payment made for the relevant time period to Penn within [***] days after Licensee receives the audit report. Penn may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Licensee; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.12	Withholdings.

4.12.1

Licensee may withhold from payments due to Penn amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Licensee will provide Penn all relevant documents and correspondence, and will also provide to Penn any other cooperation or assistance on a reasonable basis as may be necessary to enable Penn to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Licensee will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force.

4.12.2

Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies.

ARTICLE 5

MANUFACTURING, CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION

5.1

Clinical Development. Licensee will have sole responsibility for and sole decision making over the clinical development of any Product arising from the Research Program in the Field. Notwithstanding the foregoing, if Licensee wishes to conduct clinical development of a Development Candidate at Penn and Penn has the clinical expertise, interest and ability to run such a trial as assessed at Penn’s sole discretion, such a study will be conducted under a separate Clinical Trial Agreement to be negotiated by the Parties prior to initiation of such study. Such separate clinical trial agreement will include a detailed clinical development plan, including costs and time lines for conducting the Clinical Trial.

5.2

Commercialization. Licensee will have sole responsibility for and sole decision making over all commercialization activities of Products arising from the Research Program in the Field, and will be solely responsible for the associated costs of such commercialization activities.

5.3

Manufacturing. Except as otherwise provided in this Agreement or in the Research Plan, Licensee will be responsible for all manufacturing activities and associated costs to support the clinical development (including GMP manufacturing for Clinical Trials) of the Products developed under the Research Program, and commercialization of the Products for Licensed Indications arising from the Research Program. Any transfer of materials in support of the manufacturing activities will be managed in accordance with Section 2.5 of this Agreement. Any manufacturing activities conducted under this Agreement (including manufacturing activities conducted by or on behalf of Licensee, or Licensee’s fully-owned Affiliate, BioNTech Innovative Manufacturing Services GmbH) will be done at Licensee’s sole cost and expense.

5.4	Regulatory.

5.4.1

It is anticipated that Licensee (or any Sublicensee) will be the regulatory sponsor for Clinical Trials, and in such instance Licensee (or any Sublicensee) will: (a) have responsibility for all regulatory activities for the Products arising from the Research Program in the Field; (b) have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Products arising from the Research Program in the Field; (c) lead and have control over preparing and submitting all regulatory filings related to the Products arising from the Research Program in the Field, including all applications for Regulatory Approval (provided, however, that Licensee shall provide Penn with copies of all such applications made by Licensee prior to submission; for the avoidance of doubt, this bracket shall not apply to applications made by Sublicensees); and (d) own any and all applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to the Product arising from the Research Program in the Field which will be held in the name of Licensee or its designees. Notwithstanding any of the foregoing, for Clinical Trials conducted at and solely by Penn, the JSC may decide that the applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to the Product arising from the Research Program will be owned by, and held in the name of, Penn.

5.4.2

At the discretion of Licensee, Penn shall have the right to participate as an observer in all material meetings, conferences, and discussions by Licensee with Regulatory Authorities pertaining to Development of the corresponding Products and Regulatory Approvals, provided that such right shall expire with respect to each Product upon the submission of an IND for such Product (the period of time during which Penn may participate in such meetings, conferences and discussions, the “Observer Period”). During the Observer Period, Licensee shall provide Penn with reasonable advance notice of all such meetings and other contact and shall provide advance copies of all related documents and other relevant information relating to such meetings or other contact, including any documents that Licensee proposes to submit to any Regulatory Authority. During any meetings with Regulatory Authorities, which shall be at Licensee’s expense, Penn shall not initiate any interactions with any Regulatory Authority and will only communicate with a Regulatory Authority if (a) such Regulatory Authority asks a question of Penn or (b) Licensee instructs Penn to communicate with such Regulatory Authority. For the avoidance of doubt, this Section 5.4.2 shall not apply to any regulatory activities of any Sublicensee.

5.5	General Diligence.

5.5.1

General Diligence. Licensee will use Commercially Reasonable Efforts to clinically develop, obtain Regulatory Approval and commercialize at least one (1) Product for each Licensed Indication selected by Licensee pursuant to Section 2.7 (“General Diligence”).

5.5.2

Diligence Events. Licensee, itself and/or through its Affiliates, Sublicensees or Third Party subcontractors, shall achieve each Diligence Event set forth in the table below by the corresponding Achievement Date (each a “Diligence Event”) for the first Product for each Licensed Indication. [***]

Diligence Event for each Licensed Indication, on a Licensed Indication-by-Licensed Indication basis	Achievement Date
[***]	[***]

5.5.3

Penn’s sole and exclusive remedy with respect to Licensee’s failure to comply with its obligations under this Section 5.5 shall be its right to terminate this Agreement on an Indication-by-Indication basis with respect to the Licensed Indication for which a Diligence Event or General Diligence has not been achieved, upon written notice to Licensee.

5.5.4	Returned Indications

(a)	[***]

(b)

If Licensee exercises its option to enter into such collaboration and/or license with Penn, the financial terms of this Agreement shall apply to such collaboration or license, provided that each Development Milestone in Section 4.3.2 shall be increased by [***]. In addition, the Royalty under Section 4.4.1 shall be increased by [***]provided that at least [***] patients have been dosed in a Phase 1 Study that has been initiated for the Product. In addition, Licensee shall pay Penn [***]of the development costs for the development of the Product for the Indication incurred by Penn since the termination of the license for such Indication pursuant to Section 5.5.3 or the decision by Licensee not to elect such Indication as a Licensed Indication pursuant to Section 2.7.

(c)

If Licensee does not exercise its option, Penn shall be free to enter into any agreement with a Third Party regarding such Product for the Indication. For agreements entered into by Penn within the first [***] after an Indication becomes a Returned Indication, Penn will pay Licensee [***]of the Net Revenue Penn receives in such sublicensing transaction for any Product for such Returned Indication.

5.6	Progress Reports.

5.6.1

Licensee, on an annual basis, but in no event later than December 1st of each Calendar Year, shall submit to Penn a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Products and the obtaining of Governmental Approvals necessary for commercialization of Products.

5.6.2	Each Progress Report must include all of the following for each annual period:

(a)	Summary of work completed;

(b)	Summary of work in progress;

(c)	Current schedule of anticipated events or milestones;

(d)	An updated SDR report listing of any and all Third Party Sublicenses granted by Licensee; and

(e)

The names and addresses of all Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicensee.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1	Ownership and Inventorship.

6.1.1

Penn Intellectual Property. Penn will be the sole owner of all Penn Foreground IP and will retain all right, title and interest in and to the Penn Background IP, Penn Foreground IP and Penn Materials, subject to the rights and licenses granted to Licensee set forth herein.

6.1.2

Licensee Intellectual Property. Licensee will be the sole owner of all BioNTech Foreground IP and will retain all right, title and interest in and to all BioNTech Background IP, BioNTech Foreground IP and BioNTech Materials, subject to the rights and licenses granted to Penn set forth herein.

6.1.3	Joint Intellectual Property. All Joint Foreground IP will be jointly owned by the Parties.

6.1.4	Inventorship. Inventorship shall be determined in accordance with United States patent laws with ownership following inventorship.

6.2	Patent Filing Prosecution and Maintenance.

6.2.1

Penn Background Patents and Penn Foreground Patents. Penn Background Patents and Penn Foreground Patents will be held in the name of Penn. Penn shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Penn Background Patents and Penn Foreground Patents subject to the provisions of this Section 6.2.1:

(a)

The filing, prosecution and maintenance of any Penn Background Patents and Penn Foreground Patents shall be made by a qualified patent counsel selected by Penn and reasonably acceptable to Licensee, taking also the costs into account (“Penn Patent Counsel”).

(b)

Penn shall (through the Penn Patent Counsel) (i) provide Licensee with written notice as early as possible in advance of undertaking to prepare, file, prosecute and maintain any Patent Rights for any Penn Background Patents or Penn Foreground Patents, (ii) provide Licensee with any draft patent application to be filed by Penn as early as reasonably possible in advance of filing and use reasonable efforts to incorporate all reasonable comments by Licensee thereon; (iii) provide Licensee with any patent application filed by Penn after such filing; (iv) provide Licensee with copies of all substantive communications received from or filed in patent office(s) with respect to such filings and use reasonable efforts to incorporate all reasonable comments by Licensee thereon; (v) notify Licensee of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Licensee as reasonably requested, and use reasonable efforts to incorporate all reasonable comments by Licensee thereon; and (vi) provide Licensee with written notice at least [***] days prior to abandoning or forfeiting any such Patent Rights, to permit Licensee to undertake such filing, prosecution and/or maintenance without a loss of rights.

(c)

In the event that Penn provides Licensee with the written notice described in sub-section (b)(vi) above, prior to abandoning or forfeiting any such Patent Rights, Licensee shall have the option, exercisable by delivery to Penn of written notice thereof within [***] days thereafter, to assume the right (but not the obligation), at its sole expense and sole discretion, to control the preparation, filing, prosecution and maintenance of such Patent Rights. If Licensee timely exercises such option, then with respect to such Patent Rights, (i) Licensee shall thereafter assume the rights and obligations attributed to Penn under sub-section (b) above, and (ii) Penn shall thereafter assume the rights and obligations attributed to Licensee under sub-section (b) above.

6.2.2

Joint Foreground Patents. Licensee shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance of any Joint Foreground Patents subject to the provisions of this Section 6.2.2:

(a)	The filing, prosecution and maintenance of any Joint Foreground Patents shall be made by a qualified patent counsel selected by Licensee and reasonably acceptable to Penn (“Licensee Patent Counsel”).

(b)

Licensee shall (through Licensee Patent Counsel) (i) provide Penn with written notice as early as possible in advance of undertaking to prepare, file, prosecute and maintain any Patent Rights for any Joint Foreground Patents, (ii) provide Penn with any draft of patent application to be filed by Licensee as early as reasonably possible in advance of filing and incorporate all reasonable comments by Penn thereon; (iii) provide Penn with any patent application filed by Licensee after such filing; (iv) provide Penn with copies of all substantive communications received from or filed in patent office(s) with respect to such filings and incorporate all reasonable comments by Penn thereon; (v) notify Penn of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Penn as reasonably requested, and incorporate all reasonable comments by Penn thereon; and (vi) provide Penn with written notice at least [***] days prior to abandoning or forfeiting such Patent Rights, sufficiently in advance to permit Penn to undertake such filing, prosecution and/or maintenance without a loss of rights.

(c)

In the event that Licensee provides Penn with the written notice described in sub-section (b)(vi) above, prior to abandoning, or forfeiting any such Patent Rights, Penn shall have the option, exercisable by delivery to Licensee of written notice thereof within thirty (30) days thereafter, to assume the right (but not the obligation), at its sole expense and sole discretion, to control the preparation, filing, prosecution and maintenance of such Patent Rights. If Penn timely exercises such option, then with respect to such Patent Rights, the License to such Patent Rights will terminate, and Licensee shall have no rights, and Penn shall have no obligations, with respect to such Patent Rights.

6.2.3

BioNTech Background Patents and BioNTech Foreground Patents. Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of BioNTech Background Patents and BioNTech Foreground Patents at its sole cost and expense and at its sole discretion.

6.2.4

Clarification. For the purposes of Section 6.2.1 to 6.2.3, “maintenance” of Patent Rights includes interference proceedings, re-examinations, inter parties patent review proceedings before the USPTO or a similar patent administration outside the US (including opposition proceedings at the EPO). For further clarity, validity challenges raised in infringement litigation will be handled per Section 6.4.

6.2.5

Patent Term Extensions. Penn will have the exclusive right to decide whether to elect and file for patent term restoration or extension, supplemental protection certificate or any of their equivalents with respect to Penn Background Patents and Penn Foreground Patents in the Territory where Licensee is not the only licensee for such Penn Background Patents or Penn Foreground Patents, and Licensee will have the exclusive right to decide whether to elect and file for patent term restoration or extension, supplemental protection certificate or any of their equivalents with respect to Penn Background Patents and Penn Foreground Patents in the Territory where Licensee is the only licensee for such Penn Patent Rights as well as any Joint Foreground Patents and shall, if required, direct Penn regarding such filings with respect to such Patent Rights. Penn will cooperate and follow all instructions received from Licensee with respect to electing and filing for such restoration or extension, supplemental protection certificate or the equivalent of any of the foregoing for Penn Background Patents and Penn Foreground Patents where Licensee is the only licensee as well as any Joint Foreground Patents.

6.3	Patent Costs.

6.3.1

Historic Patent Costs. Within [***] days of the Effective Date, Licensee will reimburse Penn an amount of [***] all unreimbursed out-of pocket costs for the filing, prosecution and maintenance of Penn Background Patents and Option Patents, including all accrued attorney fees, expenses, official and filing fees (“Patent Costs”)

incurred prior to the Effective Date; provided, however, that if the Parties agree to include any additional Patent Rights to Exhibit B after the Effective Date, Licensee will reimburse Penn for all unreimbursed Patent Costs that have been incurred by Penn as of the date that such additional Patent Rights are added to Exhibit B. If additional Penn Background Patents are added at a later time during the Term, Licensee will reimburse Penn for Patent Costs incurred by Penn prior to the date such additional Background Patents are added to the Agreement.

6.3.2

Ongoing Patent Costs. During the Term of this Agreement, Licensee will bear all Patent Costs incurred by either Penn or Licensee in connection with the preparation, filing, maintenance or prosecution of any Patent Rights under Section 6.2 and the Option Patents except for the Patent Costs incurred by Penn after Licensee has notified Penn of its abandonment or forfeiture of such Penn Foreground Patent or Joint Foreground Patent and the [***] day notice period has expired pursuant to Section 6.2.2(b)(vi) or Patent Costs incurred by Penn after expiration of the term of an unexercised Option for the Option Patents (“Ongoing Patent Costs”). Licensee will reimburse Penn for all Ongoing Patent Costs incurred by Penn in relation to Penn Background Patents and Penn Foreground Patents pursuant to Section 6.2.1 within [***] days of receipt of an invoice for such costs. In the event that Penn licenses any Penn Patent Right in a field separate from the Field to a Third Party, then, upon execution of such Third Party license agreement, Licensee’s Ongoing Patent Costs obligation will be a pro-rata portion of such Ongoing Patent Costs.

6.3.3

Advance Payments. At any time, at Penn’s request, Licensee shall pay in advance the Penn Patent Counsel’s estimated costs for undertaking material patent actions in relation to Penn Background Patents and Penn Foreground Patents before Penn authorizes the Penn Patent Counsel to proceed (“Advance Payment”). Notwithstanding whether Licensee makes an Advance Payment for any patent action, Licensee shall bear all Ongoing Patent Costs incurred during the Term in accordance with Section 6.3.2.

6.3.4	[***].

6.4	Infringement.

6.4.1

Infringement Notice. If either Party believes that an infringement by a Third Party with respect to any Penn Background Patents or any Foreground Patents is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement (if enforcement action is intended, reasonably in advance of taking such enforcement action), and (b) evidence of such infringement or potential infringement (the “Infringement Notice”).

6.4.2

Enforcement in the Field. As between the Parties, Licensee will have the first right, under its sole control and at its sole expense, to institute suit against an infringer asserting patent infringement of any Penn Background Patent, any Penn Foreground Patents and any Joint Foreground Patents in the Field, provided that Penn has been appropriately notified in advance, and Penn has determined that Licensee is the sole licensee for such Patent Rights at the time when such enforcement action is to be initiated. If required by Law, Penn will permit any action under this Section 6.4.2 to be brought in its name, including being joined as a party-plaintiff, provided that Licensee will reimburse Penn for its documented out-of-pocket costs incurred in connection with such action. Licensee will have the right to settle any such action with Penn’s consent (such consent not to be unreasonably withheld or delayed). In the event that Penn provides an Infringement Notice to Licensee regarding an infringement of a Penn

Background Patent or Penn Foreground Patent in the Field and Licensee does not within [***] days of receipt of such notice abate the infringement or file suit to enforce such Penn Background Patent or Penn Foreground Patent, then Penn shall have the right to take any action reasonably appropriate to enforce such Penn Background Patent or Penn Foreground Patent, provided that (i) all such actions shall be closely coordinated with Licensee and (ii) Penn shall have no enforcement step-in right with respect to such Penn Background Patent or Penn Foreground Patent in the event that Licensee notifies Penn in advance of such enforcement action that Licensee does not wish to enforce such Penn Background Patent or Penn Foreground Patent for strategic reasons. If Penn has determined that Licensee is not the sole licensee for such Patent Rights at the time when such enforcement action is to be initiated, Penn shall have the first right, under its sole control and at its sole expense, to institute suit against an infringer asserting patent infringement of such Patent Rights, provided that all such enforcement actions shall be closely coordinated with Licensee.

6.4.3

Enforcement of Penn Background Patents and Penn Foreground Patents outside the Field. As between the Parties, Penn will have the first right, under its sole control and at its sole expense, to institute suit against an infringer asserting patent infringement of any Penn Background Patent and any Penn Foreground Patent outside the Field, provided that Licensee has been appropriately notified in advance and Licensee’s reasonable comments have been taken into account by Penn. All such enforcement actions shall be reasonably coordinated with Licensee.

6.4.4

Recoveries. Any recovery or settlement received in connection with any suit will first be shared by Penn and Licensee equally to cover any litigation costs each incurred and next shall be paid to Penn or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. Any remaining recoveries shall be allocated as follows:

(a)

for any suit that is initiated by Licensee with respect to infringement of any Penn Patent Right in the Field, Penn shall receive [***] (other than amounts attributable to enhanced damages for willful infringement) and the Licensee shall receive the remainder;

(b)	for any suit that is initiated by Penn with respect to infringement of any Penn Patent Right, Penn shall receive [***] of the recovery; and

(c)

for any portion of the recovery or settlement paid as enhanced damages for willful infringement, (a) for a suit that is initiated by a Party and the other Party voluntarily joins such suit, then the Parties shall share equally the enhanced damages, and (b) for any suit that is initiated by Licensee and Penn is not a party to the litigation, Penn shall receive [***] and Licensee shall receive the remainder.

6.4.5

Cooperation. Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but the Party who initiated the suit shall reimburse the cooperating Party for documented out-of-pocket expenses with respect to such cooperation. For clarity, such requirement does not require a Party to join a suit unless otherwise specifically required under this Agreement. If Penn is subjected to third party discovery related to the Penn Patent Rights or Licensed Products, Licensee will pay Penn’s reasonable, documented out-of-pocket expenses with respect to same.

6.5

Patent Marking. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Licensed Product is made or sold, as applicable.

ARTICLE 7

CONFIDENTIALITY& PUBLICATION

7.1

Confidential Information. Each Party shall use reasonable efforts to limit the disclosure of Confidential Information hereunder to the information that is required to be disclosed pursuant to the terms of this Agreement and that is reasonably necessary for either Party to fulfill its obligations and exercise its rights under this Agreement. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [***] years thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose, other than as necessary to satisfy obligations or exercise rights under this Agreement, any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), which is disclosed by or on behalf of such Party (the “Disclosing Party”) to the Receiving Party or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement. The Parties agree that all Research Results generated under the Research Program solely by Licensee shall be regarded as Confidential Information of Licensee and treated by Penn accordingly. All other Research Results shall be treated as confidential by Penn and Licensee until publication in accordance with Section 7.4 below.

7.2

Exceptions to Confidentiality. “Confidential Information” does not include information that the Receiving Party can show (a) was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party or its Affiliates; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or (d) was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others. In the event a Party is required to make a disclosure under Law or regulation, the order of a court of competent jurisdiction, or the rules of the U.S. Securities and Exchange Commission or any foreign equivalent (including by reason of any securities offering by Licensee), any stock exchange or listing entity, the Receiving Party shall be entitled to make such disclosure, provided that it provides prompt prior written notice to the Disclosing Party and takes all reasonable steps (including cooperating with the Disclosing Party in seeking to secure confidential treatment of, or otherwise limit, such Confidential Information required to be disclosed) to limit the extent of the disclosure and obtain confidential treatment for any remaining required disclosure.

7.3

Penn Intellectual Property. In order to preserve the patentability of intellectual property and to preserve Penn’s publication rights, each Party shall maintain Penn Patent Rights Foreground IP, BioNTech Background IP, Penn Background IP, Research Results and information provided pursuant to the Research Program (whether oral or written) as confidential and shall not disclose such information to any Third Party until the earlier of (i) publication of such information pursuant to the terms of this Agreement or (ii) with respect to intellectual property or Patent Rights Controlled by a Party pursuant to the terms of this Agreement, such Party’s written confirmation that all desirable patentable inventions relating to such information have been protected.

7.4	Publications.

7.4.1

Alignment of Publications in JSC. The Parties will use commercially reasonable efforts to agree upon publications of Research Results or other information and material resulting from the Research Program in the JSC.

7.4.2

Coordination of Publications. Notwithstanding the above, Penn shall have the first right to publish Research Results generated by Penn. If either Party wishes to publish, present or otherwise disclose Research Results or other information and material resulting from the Research Program for any purpose, such Party shall furnish the other Party with a copy of any proposed publication, presentation or other disclosure at least [***] days in advance of the date of such presentation or disclosure or the submission of said proposed publication in order for the other Party to review and comment on said proposed publication, disclosure or presentation to (a) determine whether such contains any Confidential Information of the other Party and (b) enable the other Party to identify any intellectual property that it wishes to file patent applications on or to seek other intellectual property protection for. If within the [***] day review period (i) the other Party notifies publishing Party that it requires deletion from the publication, disclosure or presentation of its Confidential Information, the Parties will cooperate to modify the disclosure to ensure that Confidential Information of the other Party is not disclosed or (ii) if the other Party requests that publication or presentation be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication, disclosure or presentation, the publishing Party shall delay the publication or presentation for up to [***] days, subject to reasonable extension as mutually agreed upon by the Parties, to allow for the filing of patent applications or other intellectual property protection.

7.4.3

Naming of Other Party. Either Party shall name the other Party as collaboration partner in accordance with good scientific practice in all of its publications, presentations or other disclosures relating to any Research Results or other information and material resulting from the Research Program.

7.5

Other Permitted Disclosures. Notwithstanding anything herein to the contrary, either Party may disclose Confidential Information of the other Party to (a) its Affiliates, and to its and their directors, employees, consultants, agents, licensees, sublicensees, collaborators, subcontractors, potential or actual investors, acquirers or merger partners (each a “Representative”) in each case who have a need to know such Confidential Information, are bound by commercially reasonable obligations of confidentiality and such Party remains liable for any breach by such Representative of the non-disclosure and restrictions on use set forth in this Agreement and (b) the extent such disclosure is required to file or prosecute patent applications, prosecute or defend litigation, or to submit filings to Regulatory Authorities, provided, however, that in each case in this subsection (b), the prosecuting or filing Party shall provide to the other Party prior written notice of such disclosure.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

8.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

8.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

8.1.3

this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

8.1.4	such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement without violating any prior agreements or legal obligations.

8.2	Penn Representations. Penn represents to Licensee that, as of the Effective Date:

8.2.1	it has not granted any commercial license to any Third Party under any of the Penn Background Patents in the Field;

8.2.2

to the knowledge of the current staff of the Penn Center for Innovation, Penn has not received any claim in writing from any Third Party contesting the validity, enforceability, licensability, use, or ownership of any Penn Background Patents;

8.2.3	[***]; and

8.2.4	[***].

8.3	Disclaimer of Representations and Warranties.

8.3.1

Other than the representations and warranties provided in Sections 8.1 and 8.2 above, NEITHER PENN NOR LICENSEE MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND PENN AND LICENSEE EACH EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSE AND ANY LICENSED PRODUCT.

8.3.2	Furthermore, nothing in this Agreement will be construed as:

(a)	A representation or warranty by Penn as to the validity or scope of any Penn Patent Right;

(b)

A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

(c)	Obligating Penn to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement; and

(d)

Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Penn other than Penn Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Penn Patent Rights.

8.4	Mutual Covenants.

8.4.1

Licensee and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) challenge the validity, scope, or enforceability of or otherwise oppose any Penn Patent Right, [***].

8.4.2

Both Parties will comply with all Laws that apply to its activities or obligations under this Agreement. For example, both Parties will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by the relevant Party that such Party will not export data or commodities to certain foreign countries without prior approval of the agency.

8.4.3	Licensee will not grant a security interest in the License or this Agreement without Penn’s prior written consent. [***].

ARTICLE 9

INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

9.1	Indemnification.

9.1.1

Indemnification by Licensee. Licensee shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party claims or suits related to:

(a)

the gross negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any breach of this Agreement by Licensee (including violation of the representations and warranties set forth in Section 8.1); or

(c)	any violation of Law by Licensee or its Affiliates or Sublicensees; or

(d)

the development, manufacturing or commercialization (including commercial manufacturing, packaging and labeling of Products, and all product liability losses) of a Product by or on behalf of Licensee or its Affiliates or Sublicensees; or

(e)

the use of licensed Penn Know-How or Penn Materials in the development, manufacturing or commercialization (including commercial manufacturing, packaging and labeling of Products) by or on behalf of Licensee or its Affiliates or Sublicensees; or

(f)	the use of BioNTech Background IP, Penn Background IP, any Foreground IP or Research Results by or on behalf of Licensee or its Affiliates or Sublicensees; or

(g)	any enforcement action or suit brought by Licensee against a Third Party for infringement of Penn Patent Rights or any Joint Foreground Patent;

provided that Licensee’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of Penn Indemnitees.

9.1.2

As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 9.1, Penn shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Penn Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (i) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (ii) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn, or (iii) grant any rights under the Penn Patent Rights except for Sublicenses permitted under Article 3. Penn shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

9.1.3

Notwithstanding Section 9.1.2 above, in the event that Penn believes in good faith that a bona fide conflict exists between Licensee and Penn or any other Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder, then Penn or any other Penn Indemnitee shall have the right to defend against any such claim or suit itself at its own expense, including by selecting its own counsel.

9.2	Insurance.

9.2.1

Licensee, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

(a)	Each occurrence [***]

(b)	General aggregate [***]

Prior to the commencement of Clinical Trials, if applicable, involving Product:

(c)	Clinical trials liability insurance [***]

Prior to the First Commercial Sale of a Product:

(d)	Products liability insurance [***]

The Parties may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 9.2.1, and adjust the limits in the Parties’ reasonable discretion but in no event will Licensee be required to increase such limits beyond the limits of insurance carried by similarly-situated companies.

9.2.2	Licensee expressly understands that the coverages and limits in Section 9.2.1 do not in any way limit Licensee’s liability of indemnification obligations.

9.2.3	Upon request by Penn but not to exceed once per year, Licensee must furnish to Penn with valid certificate of insurance evidencing compliance with all requirements of this Agreement.

9.3

LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 ABOVE.

ARTICLE 10

TERM AND TERMINATION

10.1

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect until the expiration or abandonment of the last Penn Patent Right covering any Development Candidate or Licensed Product in the Field. [***].

10.2

Termination of the Agreement for Convenience. At any time during the Term beginning [***] months after the Effective Date, Licensee may, at its convenience, terminate this Agreement, entirely or in relation to one or more Indications only, upon providing at least [***] days prior written notice to Penn of such intention to terminate, and provided that Licensee ceases using the License or making, using, or selling Products in relation to the Indications that have been terminated.

10.3	Termination For Cause.

10.3.1

If either Party materially breaches any of its material obligations under this Agreement, the non-breaching Party may give to the breaching Party a written notice specifying the nature of the default, requiring the breaching Party to cure such breach, and stating the non-breaching Party’s intention to terminate this Agreement. If such breach is not cured within ninety (90) days of such notice, such termination shall become effective with respect to the relevant Indication(s) upon a notice of termination by the terminating Party thereafter.

10.3.2

Either Party may terminate this Agreement, upon written notice, with immediate effect if, at any time, the other Party is unable to pay its debts, including any debts related to exclusive sublicensees, when they come due, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors of all or substantially all its assets.

10.4	Effects of Termination.

10.4.1

In the event of any expiration of this Agreement pursuant to Section 10.1, the following provisions shall survive: [***] All other provisions set forth in this Agreement shall terminate upon expiration of this Agreement.

10.4.2

In the event of any termination by Licensee pursuant to Section 10.2 or by Penn pursuant to Section 10.3, the following provisions shall survive: [***] All other provisions set forth in this Agreement shall terminate upon termination of this Agreement.

10.4.3

In the event of any termination of this Agreement by Licensee pursuant to Section 10.3, the following provisions shall survive: Sections [***] All other provisions set forth in this Agreement shall terminate upon termination of this Agreement.

10.4.4

Termination or expiration of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination or expiration, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination or expiration. Termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

10.4.5

If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be assigned by Licensee to Penn, and such assignment will be accepted by Penn. Each assigned Sublicense will remain in full force and effect with Penn as the licensor or sublicensor instead of Licensee, but the duties and obligations of Penn under the assigned Sublicenses will not be greater than the duties of Penn under this Agreement, and the rights of Penn under the assigned Sublicenses will not be less than the rights of Penn under this Agreement, including all financial consideration and other rights of Penn. Penn may, at its sole discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement.

10.4.6

Within [***] days of termination of this Agreement by Licensee pursuant to pursuant to Section 10.2 with respect to any Indication(s), Licensee shall pay Penn all costs not previously paid and attributable solely to the terminated Indication(s) through the effective termination date per the budget of the Research Plan for services performed by, or on behalf of, Penn, as well as all commitments related to the performance of the

Research Plan for such Indication(s) that are reflected in the budget (i.e., all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Penn of the notice of termination, and the cost of each employee, student and faculty member supported under the Research Plan for such Indication until the earlier of (a) [***] days of termination of this Agreement and (b) reassignment of such employee, student and faculty member supported under the Research Plan; and subject to Penn’s written notification to Licensee and Licensee’s acknowledgement of all costs and non-cancellable commitments as they arise) incurred by Penn under this Agreement for the terminated Indication(s), as applicable.

10.4.7

Upon termination pursuant to Section 10.2 or Section 10.3, Licensee and its Affiliates will promptly cease selling the Product(s) in the Indications subject to such termination. Each Party will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information with respect to Product(s) in the Indications subject to such termination, except to the extent such Confidential Information is necessary or useful to conduct activities in connection with surviving portions of this Agreement. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

10.5	Tolling. [***].

ARTICLE 11

ADDITIONAL PROVISIONS

11.1

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

11.2

Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

11.3	Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 10.4.4.

11.4	Use of Names.

11.4.1

Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights have been licensed by Licensee from Penn, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the US Securities and Exchange Commission or any foreign equivalent.

11.4.2

Penn will not use Licensee’s name without Licensee’s prior written consent except that Penn may (a) acknowledge Licensee’s funding of the Research Program, (b) use Licensee’s name in connection with any scientific contributions in scientific publications and in listings of sponsored research projects as well as required under Section 7.4.3, (c) use Licensee’s name as required by Law, and (d) use Licensee’s name in connection with institutional compliance policies; provided that, Penn shall not use Licensee’s name for publicity purposes without Licensee’s prior written consent.

11.5

No Discrimination. Neither Penn nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

11.6	Successors and Assignment.

11.6.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

11.6.2

Neither Party may not assign or transfer this Agreement or any of its rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of the other Party, provided that the other Party shall not unreasonably withhold, condition or delay its consent; provided, however, that each Party may assign this Agreement to any Affiliate of such Party or to any entity with which such Party merges or consolidates, or to which it sells or transfers all of its stock or all or substantially all of its assets to which this Agreement relates without the other Party’s consent (“Permitted Assignment”). For any Permitted Assignment, the assigning Party will provide the other Party with notice of such assignment containing at minimum the contact information of the assignee within [***] days after closing of such Permitted Assignment, and such Permitted Assignment shall be in accordance with this Section 11.6.

11.6.3	Any assignment not in accordance with this Section 11.6 shall be void.

11.7

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary in order to carry out the purposes and intent of this Agreement.

11.8

Entire Agreement of the Parties; Amendments. This Agreement and the Exhibits and Appendices or Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the [***], excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the [***].

11.10	Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute.

(a)

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between senior individuals who have the authority to settle the controversy. Either Party may give the other Party written notice of a dispute not resolved in the normal course of business. If the matter has not been resolved by these persons within [***] days of a disputing Party’s notice, the dispute shall be referred to a more senior individual of the Parties with the decision-making authority for resolution. If the dispute is not resolved within [***] days from the referral to a more senior individual the parties will have no further obligation under this Section 11.10(a).

(b)

With respect to any claim or controversy that has not been resolved under 11.10(a), the Parties will consider in good faith whether to enter into an agreement to resolve any such claim or controversy by mediation under the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure then currently in effect. Unless otherwise mutually agreed, any such mediation shall be held in New York City. Such agreement may provide that (a) the mediator would be selected from the CPR Panels of Distinguished Neutrals and (b) if any such claim or controversy remains unresolved [***] days after the appointment of a mediator or [***] days after good faith efforts by either Party to proceed to mediation, the Parties shall discuss in good faith whether to submit the dispute to binding arbitration in accordance with the arbitration rules of the International Chamber of Commerce (ICC) (“Arbitration Rules”). In such case, the arbitration shall be conducted in the English language in London, United Kingdom, by one arbitrator appointed in accordance with the Arbitration Rules. The arbitrator, by accepting appointment, undertakes to exert their best efforts to conduct the process so as to issue an award within [***] of the appointment of the arbitrator. The arbitrator shall decide the dispute in accordance with the law governing this Agreement. The procedural rules of the seat of the arbitration tribunal shall not apply; no discovery proceedings shall take place, unless the Parties otherwise agree in writing.

(c)

However, absent a separate agreement concerning mediation and/or an agreement of the Parties to submit any dispute to binding arbitration, each Party shall remain free to enforce its rights in a court of law, and the Parties agree that such dispute shall be litigated in the United States District Court for the Southern District of New York, or in the state courts of the State of New York, New York County, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts for all purposes with respect to any such legal action or proceeding in connection with this Agreement and subject to this Section 11.10.

11.11

Injunctive Relief. Notwithstanding anything herein to the contrary, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek provisional equitable relief (including restraining orders, specific performance or other injunctive relief).

11.12

Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address shown below or such other address as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail or if sent via courier, one (1) business day after deposit with the courier service.

For Penn	with a copy to:
[***]	[***]

11.13

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.14

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.15

Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require. “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Accounting Standards, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

11.16

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

11.17

Force Majeure. Neither Party will be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, terrorism, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	BIONTECH RNA PHARMACEUTICALS GmbH

By: [***]	By: [***]
Name: [***]	Name: [***]
Title: [***]	Title: [***]

Read and Acknowledged by

Dr. Drew Weissman:

[***]

[Signature Page to Collaboration & License Agreement]

Exhibit A

BioNTech Background Patents

[***]

Exhibit B

Penn Background Patents

[***]

Exhibit C

Research Program

Penn-BioNTech Vaccine Development Alliance Program

Initial Research Plan

General points that should be considered in plans:

•	I am assuming that all vaccines will pass through toxicity testing without incident, based on macaque studies, use of similar lipids in Phase 3 trials, and physiologic nature of mRNA.

•

We do not know the optimal dosing interval. This may need to be incorporated into each macaque study or could be done as a single study, whose results are used for all vaccines. Potentially, some of the vaccines could be a single injection.

•

All of the Year 1 studies are underfunded, due to the limitation of 5 million dollars total, but all are currently ongoing with good potential to move into clinical trials. We would not want to delay any of them.

•	The remaining 4 vaccines have not been selected. Discussions with BioNTech scientists and business advisors, as well as, the potential addition of a pharmaceutical partner, are needed.

•

I believe a human experimental phase 1 clinical trial of LNPs, 3-5, empty or poly(C) containing, should be part of the selection criteria for LNPs to use for vaccination for all vaccine studies. While expensive, it would likely increase the success and reduce the toxicity observed in all vaccine trials that follow.

Estimated timeline for vaccine development

[***]

*	Potential pathogens for vaccine development but not included in initial Research Indications.

[***]

Year 1

[***]

Year 2

[***]

Year 3

[***]

[***]

Year 1

[***]

Year 2

[***]

Year 3

[***]

[***]

Year 1

[***]

Year 2

[***]

Year 3

[***]

[***]

Year 1

[***]

Year 2

[***]

Year 3

[***]

[***]

Year 1

[***]

Year 2

[***]

Year 3

[***]

[***]

Year 2

[***]

Year 3

[***]

Other potential programs need to be discussed with BioNTech to identify desired targets through the JSC. Potential pathogens may include:

[***]

Additional pathogens – many of these are currently under investigation with academic collaborators. Positive vaccine results would move them to the active investigation list either replacing a pathogen whose vaccine is not performing well or bumping a pathogen to later study.

Other potential pathogens that can be considered for vaccine development. Some studies are ongoing:

[***]

Exhibit D

Licensed Indications

None as of the Effective Date

Exhibit E

Research Indications

The initial Research Indications under the Agreement are:

[***]

Exhibit F

Option Patents

[***]

Exhibit G

Research Program Budget

[***]

Exhibit H

Material Transfer Terms

Penn agrees to provide certain Penn Materials to Licensee, and Licensee agrees to provide certain BioNTech Materials to Penn, under the following conditions:

1.

The Penn Materials and the BioNTech Materials are considered proprietary to the providing Party. The providing Party shall be free, in its sole discretion, to distribute its proprietary Materials to others and to use such Materials for its own purposes, unless otherwise stated in the Agreement.

2.

Materials provided by a Party may only be utilized for research by the receiving Party at the receiving Party’s facility and the facility of any permitted third party. The receiving Party shall not distribute or release the other Party’s Materials to any person other than laboratory personnel under the receiving Party’s direct supervision, or other personnel and third parties permitted by the Agreement. The receiving Party shall ensure that no one will be allowed to take or send Materials received from the providing Party to any location in violation of the Agreement.

3.

The transfer of Materials are for the receiving Party’s use of the Materials solely for the performance of the Research Program, subject to the terms of the Agreement. Each Party agrees that nothing herein shall be deemed to grant any additional rights under any Patent Rights except to those contained in the Agreement and to the extent provided therein. Materials received from the providing Party will not be used by or on behalf of the receiving Party in research that is subject to consulting or licensing obligations to any Third Party, other than obligations to the U.S. government resulting from research that is funded by the U.S. government.

4.

Each Party agrees to use Materials received from the providing Party in compliance with all laws and regulations, including current EPA, FDA, USDA, and NIH guidelines. All Materials are supplied solely for research purposes.

5.

Neither Party shall have rights in the Materials received from the providing Party other than as provided in this Agreement, and at the request of the providing Party, the receiving Party will return all unused Materials received from the providing Party. It is understood that any and all proprietary rights, including Patent Rights, trademarks, and proprietary rights, in and to the Materials and replications or derivatives of the Materials shall be and remain in the providing Party, subject to the rights granted herein.

6.	Materials will be considered Confidential Information of the providing Party, and subject to the terms of Article 7 of the Agreement.

7.

Each Party acknowledges that Materials received from the providing Party are experimental in nature and they are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE PROVIDING PARTY MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS.

8.

For clarity, the terms of this Exhibit H shall not be interpreted to limit any rights granted, or to grant any rights other than those granted, elsewhere in the body Agreement. The terms set forth in the body of the Agreement shall prevail in the event of a conflict between this Exhibit H and any term set forth in the body of the Agreement.

Exhibit I

Information to be provided in SDR Report

Summary of work completed by each Third Party Sublicensee;

Summary of work in progress by each Third Party Sublicensee; and

Current schedule of anticipated events or milestone with respect to each Third Party Sublicensee

Exhibit J

Form of Financial Report

Licensee:		Agreement #
Inventor(s):		Patent #(s):
Period Covered:		Prepared By
From		Date
To		Approved By
Date

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report
☐ Multiple product Summary Report Page of pages
	☐ Product Line Detail:	Line:
Trade Name
Page
Report Currency:	☐ US Dollars	☐ Other (specify)

					Period Royalty Amount
Country	Gross Sales	Allowances	Net Sales	Royalty Rate	This Quarter	This Year to Date	This Quarter- Prior Year	Year to date Prior Year
					0
					0
					0
					0
					0
					0
					0
					0
					0
					0
					0
Total	0	0	0		0	0	0	0
Conversion rate if other than US Dollars
Royalties in US Dollars

Exhibit K

Third Party Patents

None as of the Effective Date.

Exhibit L

Format of Invoice

To be discussed and agreed to by the Parties.